EXHIBIT 1.5
SPECIAL BY-LAW NO. 1
Respecting the borrowing of money
and the issue of securities
BE IT ENACTED AS a By-law of
BONANZA RED LAKE EXPLORATIONS INC.
(hereinafter called the "corporation") as follows;
1.           The board of directors may from time to time
(a)	borrow money on the credit of the Corporation; or
(b)	issue, sell or pledge debt obligations of the Corporation, or
(c)
charge, mortgage, hypothecate or pledge all or any currently owned or subsequently acquired real or personal, movable or immovable property of the Corporation, including book debts, rights, powers, franchises and undertaking, to secure any debt obligations or any money borrowed, or other debt or liability of the Corporation.

2.           The board of directors is authorized to delegate by resolution to one or more directors and/or officers of the corporation specified in such resolution all or any of the powers conferred on them under Section 1 of this by-law, including without limiting the generality of the foregoing, the power to make arrangements with reference to the money borrowed or to be borrowed as aforesaid and as to the terms and conditions of the loan thereof and as to the debt obligations to be given therefor, with power to vary or modify such arrangements, terms and conditions and to give such additional debt obligations for any money borrowed or remaining due by the Corporation as the directors of the corporation may authorize and generally to manage, transact and settle the borrowing of money by the Corporation.
3.           The board of directors may from time to time authorize one or more directors, officers, employees of the corporation, or other persons, whether connected with the Corporation or not, to sign, execute and give on behalf of the Corporation all documents, agreements and promises necessary or desirable for the purposes aforesaid and to draw, make, accept, endorse, execute and issue cheques, promissory notes, bills of exchange, bills of lading and other negotiable or transferable instruments and the same and all renewals thereof or substitutions therefor so signed shall be binding upon the Corporation.
4.           The powers hereby conferred shall be deemed to be supplementary to and not in Substitution for any powers to borrow money for the purposes of the corporation possessed by its directors or officers independently of a borrowing by-law.

/s/ Kathy Bancroft
President

/s/ Linda Johnson
Secretary

The foregoing Special by-law is hereby passed by the Board of Directors of the corporation pursuant to The Business corporations Act, as evidenced by the respective signatures hereto of all the directors.

DATED this 22nd day of September, 1978

/s/ Kathleen Elaine Bancroft	/s/ H. June Roach
Kathleen Elaine Bancroft	Hazel June Roach
/s/ Rebecca Wilson	/s/ Marlene Sears
Rebecca Wilson	Marlene Ann Sears

/s/ Linda Jean Johnson
Linda Jean Johnson

The foregoing special by-law is hereby confirmed by all the shareholders of the corporation pursuant to The Business Corporations Act, as evidenced by the respective signatures hereto of all the shareholders.

DATED this 22nd day of September, 1978

/s/ Kathleen Elaine Bancroft	/s/ H. June Roach
Kathleen Elaine Bancroft	Hazel June Roach
/s/ Rebecca Wilson	/s/ Marlene Sears
Rebecca Wilson	Marlene Ann Sears

/s/ Linda Jean Johnson
Linda Jean Johnson